Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media contact:
February 20, 2019	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon announces amendments to its previously announced private exchange offers for 19 series of notes

NEW YORK – Verizon Communications Inc. (“Verizon”) (NYSE, NASDAQ: VZ) today announced that it has amended several terms of its previously announced offers to exchange 19 outstanding series of debt securities (the “Old Notes”) described in the Offering Memorandum dated February 8, 2019 (the “Offering Memorandum” and, together with the accompanying letter of transmittal and eligibility letter, the “Exchange Offer Documents”) for newly issued debt securities of Verizon (the “New Notes”) (the “Exchange Offers”). Verizon amended the Exchange Offers as follows:

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increased the spread used to determine the interest rate per annum that the New Notes will bear from 130 basis points over the yield of the 2.625% U.S. Treasury Security due February 15, 2029 (the “Reference Security”) to 137 basis points over the yield of the Reference Security;

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extended the (i) Early Participation Date and Withdrawal Date to 5:00 p.m. (Eastern time) on February 25, 2019 (originally February 22, 2019), (ii) Price Determination Date to 11:00 a.m. (Eastern time) on February 26, 2019 (originally February 25, 2019), (iii) Early Settlement Date to February 28, 2019 (originally February 27, 2019), (iv) Expiration Date to 11:59 p.m. (Eastern time) on March 11, 2019 (originally March 8, 2019) and (v) Final Settlement Date to March 13, 2019 (originally March 12, 2019); and

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provided that with respect to each Exchange Offer, Verizon will not be obligated to (i) accept for exchange any validly tendered Old Notes of such series or (ii) issue any New Notes, pay any cash amounts or complete such Exchange Offer, unless in Verizon’s reasonable judgment, it is highly likely that the exchange of such Old Notes for New Notes should qualify as a “significant modification” of such Old Notes for U.S. federal income tax purposes, as determined on the relevant Early Participation Date or Expiration Date, as applicable (the “Exchange Tax Condition”), which condition may not be waived.

Based on the information currently available to Verizon, there is a high likelihood that Verizon’s 6.400% notes due 2033 and a possibility that Verizon’s 7.750% notes due 2030 would not satisfy the Exchange Tax Condition for New Notes issued on the Early Settlement Date.

Except as set forth herein, all other terms and conditions of the Exchange Offers described in the Exchange Offer Documents remain unchanged, including the Early Participation Payment (as defined in Verizon’s press release announcing the Exchange Offers, dated February 8, 2019).

In addition, Verizon today announced that, following the Early Participation Date, it intends, but is under no obligation, to issue a notice to redeem, in whole or in part, the following series of Old Notes at the applicable redemption price for each such series:

Issuer	CUSIP Number	Title of Note	Principal Amount Outstanding
Verizon Communications Inc.	92343VBC7	3.500% notes due 2021	$1,272,299,000
Verizon Communications Inc.	92343VCN2	3.000% notes due 2021	$1,034,090,000
Verizon Communications Inc.	92343VDG6	1.750% notes due 2021	$699,254,000

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This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase any Old Notes. The Exchange Offers are being made solely pursuant to the Offering Memorandum and related documents. The Exchange Offers are not being made to holders of Old Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Exchange Offers to be made by a licensed broker or dealer, the Exchange Offers will be deemed to be made on behalf of Verizon by the dealer managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This communication has not been approved by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this communication is not being directed at persons within the United Kingdom save in circumstances where section 21(1) of the FSMA does not apply.

In particular, this communication is only addressed to and directed at: (A) in any Member State of the European Economic Area that has implemented the Prospectus Directive (as defined below), qualified investors in that Member State within the meaning of the Prospectus Directive and (B) (i) persons that are outside the United Kingdom or (ii) persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”)) or within Article 43 of the Financial Promotion Order, or to other persons to whom it may otherwise lawfully be communicated by virtue of an exemption to Section 21(1) of the FSMA or otherwise in circumstance where it does not apply (such persons together being “relevant persons”). The New Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such New Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on the Offering Memorandum or any of its contents. For purposes of the foregoing, the “Prospectus Directive” means the Prospectus Directive 2003/71/EC, as amended, including pursuant to Directive 2010/73/EU.

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Cautionary Statement Regarding Forward-Looking Statements

In this communication we have made forward-looking statements. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “will,” “may,” “should,” “continue,” “anticipate,” “believe,” “expect,” “plan,” “appear,” “project,” “estimate,” “intend,” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC. Eligible holders are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update publicly these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.